S. A. Behar & Associates PLLC
82 Wall Street
Suite 311
New York, New York 10005
Telephone 212 809-2550
Facsimile 212 943-0002

December 4, 2006

Epazz, Inc.
445 East Ohio, Suite 250
Chicago, IL 60611

Ladies and Gentlemen:

Re: Registration Statement on Form SB-2

We have acted as counsel to EPAZZ, Inc., an Illinois corporation (the "Company"), relating to the proposed registration by the Company of up to 9,482,940 shares of the Company's common stock that may be sold by selling security holders (the "Shares"), as described in the Registration Statement on Form SB-2 filed by the Company on December 4, 2006 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

In connection with this opinion, and as such counsel, we have examined and relied upon, although we have not prepared, originals or copies of the following documents (the "Documents"):

A.	the Registration Statement;

B.	Articles of Incorporation of the Company as filed with the Secretary of State of the State of Illinios (the "Secretary of State") on March 24, 2000, as amended by a Certificates of Amendment filed with the Secretary of State on January 25, 2005, March 2, 2005, April 5, 2005, July 12, 2005 and May 17, 2006 and the Statement of Change of Registered Agent filed January 12, 2006;

C.	Amended and Restated Bylaws of the Company, as in effect as of November 30, 2006; and

D.	Form of Resolutions of the Board of Directors of the Company, dated November 30, 2006.

For the purposes of rendering this opinion, we have examined originals or certified photo static copies of such other corporate records, agreements, instruments and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the "Board") and (b) the due execution, authentication, issuance and delivery of the Securities, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We are members of the Bar of the State of New York and the State of Montana, and we do not express any opinion herein concerning any law other than the law of the State of New York, the State of Montana the Federal law of the United States and the Illinois Business Corporation Act of 1983. Our opinion herein is based solely upon the Illinois Business Corporation Act of 1983, applicable provisions of the Constitution of the State of Illinois and reported judicial interpretations interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 and Exhibit 23.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

    Very truly yours,

    /s/ S. A. BEHAR & ASSOCIATES PLLC
    S. A. BEHAR & ASSOCIATES PLLC